UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2015 (September 16, 2015)

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54515	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

641 Lexington Ave

Suite 1526

New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212.634.6462

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 16, 2015, Staffing 360 Solutions, Inc. (the “Company”) filed a Certificate of Change (the “Certificate”) with the Secretary of State of the State of Nevada to effect a reverse stock split of its authorized and outstanding shares of common stock at a ratio of 1 for 10 (the “Stock Split”), which Certificate shall become effective on September 17, 2015. The Stock Split was previously approved by the board of directors of the Company. A copy of the Certificate is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

The effective date of the Stock Split will be September 17, 2015. Upon the effectiveness of the Stock Split, the Company’s issued and outstanding shares of common stock will decrease from approximately 45.7 million shares to approximately 4.57 million shares of common stock, par value of $0.00001 per share. As a result of the Stock Split, the number of shares of the Company’s common stock authorized under our Articles of Incorporation, as amended, will also be decreased by the same proportion as the outstanding shares of common stock. Fractional shares resulting from the Stock Split will be rounded up to the next whole number. The exercise price of the Company’s outstanding options and warrants and the conversion price of the Company’s outstanding convertible securities will be adjusted accordingly.

On September 16, 2015, the Company issued a press release announcing the Stock Split.  A copy of the press release is attached hereto as Exhibit 99.1, which shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
3.1	Certificate of Change filed with the Nevada Secretary of State on September 16, 2015
99.1	Press release issued by the Company on September 16, 2015 regarding its Stock Split

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 17, 2015

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Brendan Flood
Brendan Flood Executive Chairman